Exhibit 99.1

Press Release

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for the Fourth Quarter of 2005

CAMBRIDGE, MA — February 14, 2006 – Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on its proprietary sugar sequencing technology, today announced its financial results for the fourth quarter and year ended December 31, 2005.

“Last year, we made significant progress in capitalizing on the commercial potential of our analytical technology,” said Alan Crane, Chief Executive Officer of Momenta.  “Our development activities were highlighted by the submission of the marketing application for M-Enoxaparin to the FDA in August, as well as by significant progress on our product pipeline.  During 2005, we also completed our follow-on equity offering to solidify our financial base.”

For the fourth quarter of 2005, the Company reported a net loss of $7.3 million compared with a net loss of $4.3 million for the same period last year.  For the year ended December 31, 2005, the Company reported a net loss of $21.7 million compared with a net loss of $14.1 million for the comparable period in 2004.

At December 31, 2005, the Company held cash, cash equivalents, and marketable securities of $156.3 million, compared with $53.6 million at December 31, 2004.  On July 21, 2005, Momenta raised net proceeds of $122.3 million through a public offering of approximately 4.8 million shares of common stock.

2006 Program Goals

Momenta announced the following 2006 goals relating to its pipeline of programs:

•                  Continue to guide M-Enoxaparin through FDA review and prepare for potential commercial launch.

•                  Advance development of second technology-enabled complex generic.

•                  File IND for M118, targeted for mid-2006.

•                  Advance our glycoprotein program.

•                  Advance our pulmonary drug delivery program toward development.

•                  Make progress in our oncology program to capitalize on our insight into the role of sugars in cancer.

“Our top priority for 2006 is to continue to advance our lead product, M-Enoxaparin,” said Alan Crane, Chief Executive Officer of Momenta.  “Additionally, we expect to make great strides in advancing several important programs in our pipeline, resulting in a much broader portfolio of opportunities.”

Financial Results

Revenue for the fourth quarter of 2005 was $4.4 million, compared to $2.8 million for the fourth quarter of 2004.  For the year ended December 31, 2005, revenue was $14.5 million compared to $7.8 million in the same period of 2004.  Revenue in all periods was earned under the Company’s collaborative agreement with Sandoz, an affiliate of Novartis AG.

Research and development expenses for the fourth quarter of 2005 were $8.6 million, compared to $5.5 million for the same period in 2004.  For the year ended December 31, 2005, research and development expenses were $25.2 million compared to $15.7 million for the same period in 2004.  The increase in research and development spending was primarily due to increased headcount-related expenses and increased manufacturing and other research expenses.

General and administrative expenses for the fourth quarter of 2005 totaled $4.6 million, compared with $1.9 million for the same period in 2004.  For the year ended December 31, 2005, general and administrative expenses were $14.1 million compared to $6.8 million for the comparable period last year.  The increase in general and administrative spending was primarily due to increased professional fees and increased headcount-related expenses.

Conference Call Information

Management will host a conference call on Tuesday, February 14, 2006 at 10:00 am EST to provide an update on the Company and discuss fourth quarter results. To access the call, please dial 866-700-7101 (domestic) or 617-213-8837 (international) prior to the scheduled conference call time and provide the access code 99544498.  A replay of the call will be available approximately two hours after the call and will be accessible through March 14, 2006. To access the replay, please dial 888-286-8010 (domestic) or
617-801-6888 (international) and provide the access code 88978192.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through March 14, 2006.

About Momenta

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes.  Momenta is also utilizing its ability to sequence sugars to create technology-enabled generic versions of sugar-based and complex drug products.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®.  Based on its understanding of complex sugars, Momenta has created a diversified pipeline of near-term product opportunities, novel development products and discovery candidates.  Momenta was founded in 2001 and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding Momenta Pharmaceuticals Inc.’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the company’s revenue, expenses and cash position, including the fourth quarter of 2005 and the year ended December 31, 2005, regulatory filings and current and future development efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission under the section “Risk Factors That May Affect Results,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004

Assets
Cash and marketable securities	$156,254	$53,621
Restricted cash	1,778	1,485
Other assets	13,069	9,224
Total assets	$171,101	$64,330
Liabilities and Stockholders’ Equity
Current liabilities	$7,739	$5,962
Other liabilities	3,207	1,375
Stockholders’ equity	160,155	56,993
Total liabilities and stockholders’ equity	$171,101	$64,330

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Collaboration revenue	$4,385	$2,838	$14,479	$7,832
Operating expenses:
Research and development*	8,614	5,492	25,178	15,722
General and administrative*	4,560	1,911	14,059	6,751
Total operating expenses	13,174	7,403	39,237	22,473
Loss from operations	(8,789)	(4,565)	(24,758)	(14,641)
Other income, net	1,478	232	3,096	566
Net loss	(7,311)	(4,333)	(21,662)	(14,075)

Deemed dividend related to beneficial conversion feature of Series C redeemable convertible preferred stock	—	—	—	(20,389)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	—	—	(1,852)
Net loss attributable to common stockholders	$(7,311)	$(4,333)	$(21,662)	$(36,316)
Basic and diluted net loss per share attributable to common stockholders	$(0.24)	$(0.18)	$(0.79)	$(2.56)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	30,341	24,559	27,283	14,177

*Includes stock-based compensation of the following:
Research and development	$232	$554	$634	$875
General and administrative	552	(54)	1,659	1,145
Total stock-based compensation	$784	$500	$2,293	$2,020

Contact:

Michael A. Lawless

Momenta Pharmaceuticals, Inc.

617-395-5189